UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the registrant  ☒                             Filed by a party other than the registrant  ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☒	Definitive additional materials

☐	Soliciting material pursuant to Section 240.14a-12

THE FEMALE HEALTH COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

THE FEMALE HEALTH COMPANY

4400 Biscayne Boulevard, Suite 888

Miami, FL 33137

SUPPLEMENT TO THE PROXY STATEMENT FOR THE

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 28, 2017

This proxy statement supplement, dated July 14, 2017, supplements the definitive proxy statement (the “Proxy Statement”) filed by The Female Health Company (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on June 21, 2017, and made available to the Company’s stockholders in connection with the solicitation of proxies by the Board of Directors of the Company for the Special Meeting of Stockholders to be held on July 28, 2017 and any adjournment or postponement thereof (the “Special Meeting”).

This supplement is being filed with the SEC and is being made available to stockholders on or about July 14, 2017. Only stockholders of record as of the close of business on June 12, 2017, are entitled to receive notice of and to vote at the Special Meeting.

Except as described in this supplement, the information provided in the Proxy Statement continues to apply. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current. The Proxy Statement contains important additional information. This supplement should be read in conjunction with the Proxy Statement.

Additional Background Information regarding Certain Proposals

If both the Share Increase Proposal and the Share Issuance Proposal are approved by the required vote at the Special Meeting, each outstanding share of Series 4 Preferred Stock will automatically convert into 40 shares of Common Stock.

This section provides additional information regarding the events preceding the execution of the Amended and Restated Agreement and Plan of Merger, dated as of October 31, 2016 (the “Amended Aspen Park Merger Agreement”), among the Company, Aspen Park Pharmaceuticals, Inc., a Delaware corporation (“Aspen Park”), and Blue Hen Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Aspen Park Merger Sub”), pursuant to which the Series 4 Preferred Stock was issued.

In July 2014, the Company began to pursue a diversification strategy through the potential acquisition of additional products, technologies or businesses. Between July 2014 and April 2016, the Company had substantive discussions with more than 100 companies regarding a potential acquisition or other strategic transaction, entered into a total of 24 confidentiality agreements in connection with potential transactions and entered into three non-binding term sheets for potential transactions, including a non-binding term sheet with Aspen Park. The Company determined that none of the companies it analyzed during this process presented the opportunities provided by Aspen Park.

On April 5, 2016, the Company entered into an Agreement and Plan of Merger (the “Original Aspen Park Merger Agreement”) with Aspen Park, Badger Acquisition Sub, Inc., a wholly owned subsidiary of the Company (“Delaware Merger Sub”), and Aspen Park Merger Sub. Pursuant to the terms of the Original Aspen Park Merger Agreement, the Company was to have reincorporated in Delaware through the merger of the Company with and into Delaware Merger Sub with Delaware Merger Sub continuing as the surviving corporation, and then, immediately following such reincorporation of the Company in Delaware, Aspen Park was to have been acquired by the Company through the merger of Aspen Park Merger Sub with and into Aspen Park with Aspen Park continuing as the surviving corporation.

Prior to the execution of the Original Aspen Park Merger Agreement, the Company’s financial advisor, Torreya Partners LLC, a division of Financial West Investment Group (“Torreya”), delivered an opinion to the

Company’s Board of Directors that, as of March 31, 2016 and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the merger consideration to be paid by the Company to the Aspen Park stockholders pursuant to the Original Aspen Park Merger Agreement was fair from a financial point of view to the Company.

Pursuant to the Original Aspen Park Merger Agreement, the shares of Aspen Park common stock and preferred stock in the aggregate were to be converted into the right to receive such number of shares of Common Stock that would equal 45% of the total number of outstanding shares of Common Stock on a fully-diluted basis following such issuance. Had the transactions contemplated by the Original Aspen Park Merger Agreement been completed, the Company’s then outstanding stockholders would have held approximately 55% of the outstanding shares of Common Stock and the Aspen Park stockholders would have held approximately 45% of the outstanding shares of Common Stock, in each case measured on a fully-diluted basis as determined in accordance with the Original Aspen Park Merger Agreement.

The completion of the transactions under the Original Aspen Park Merger Agreement was conditioned on approval by the Company’s stockholders of the following:

•	A proposal to approve and adopt a plan of merger for the merger of the Company with and into Delaware Merger Sub with Delaware Merger Sub continuing as the surviving corporation to effect the reincorporation of the Company in the State of Delaware.

•	A proposal to amend the Company’s Amended and Restated Articles of Incorporation, as amended, to increase the total number of authorized shares of Common Stock from 38,500,000 shares to 77,000,000 shares to provide the Company with a sufficient number of authorized shares of Common Stock to issue to the stockholders of Aspen Park pursuant to the Original Aspen Park Merger Agreement as well as additional shares for future financings, acquisition transactions, joint ventures and other general corporate purposes.

•	A proposal to amend the Company’s Amended and Restated Articles of Incorporation, as amended, to change the vote required by stockholders to approve certain amendments to the Company’s Articles of Incorporation, certain mergers, share exchanges or conversions, certain sales of all or substantially all of the Company’s assets, and a dissolution of the Company from an affirmative vote of the holders of two-thirds of the shares entitled to vote thereon pursuant to Section 180.1706 of the Wisconsin Business Corporation Law to the holders of a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote thereon.

•	A proposal to approve the issuance of up to 24,052,476 shares of Common Stock to Aspen Park’s stockholders pursuant to the Original Aspen Park Merger Agreement pursuant to NASDAQ Rule 5635 because the shares of Common Stock to be issued to the to the Aspen Park stockholders would have voting power equal to or greater than 20% of the voting power outstanding before the issuance and would exceed 20% of the number of shares of Common Stock outstanding before the issuance.

Approval of the first three proposals described above required the affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock while approval of the fourth proposal described above to approve the issuance of shares of Common Stock pursuant to the Original Aspen Park Merger Agreement required that a majority of the total votes cast vote in favor of such proposal.

The Company filed a definitive proxy statement with the SEC on August 8, 2016 in connection with a special meeting of stockholders to vote upon the matters relating to the Original Aspen Park Merger Agreement and scheduled the special meeting for September 20, 2016.

As of September 20, 2016, the three proposals requiring the approval of the holders of at least two-thirds of the outstanding shares of Common Stock had not reached the required supermajority vote, and the Company adjourned the special meeting to September 22, 2016. The Company subsequently adjourned the special meeting two more times, to October 14, 2016 and October 31, 2016, while it continued to solicit votes in favor of the three proposals requiring a supermajority vote. As of October 14, 2016, the holders of approximately 65% of the outstanding shares of Common Stock had voted in favor of the three proposals requiring a supermajority vote, which was slightly below the two-thirds approval requirement. The two-thirds vote threshold was not met by October 31, 2016.

During the period in which the special meeting was adjourned, the Company and Aspen Park worked on potential alternative transaction structures to complete the proposed acquisition transaction.

On October 31, 2016, the Company, Aspen Park and Aspen Park Merger Sub entered into the Amended Aspen Park Merger Agreement, which superseded the Original Aspen Park Merger Agreement. Pursuant to the Amended Aspen Park Merger Agreement, Aspen Park Merger Sub merged with and into Aspen Park, with Aspen Park surviving the merger and becoming a wholly owned subsidiary of the Company (the “Aspen Park Merger”). Under the terms of the Amended Aspen Park Merger Agreement, the outstanding shares of Aspen Park common stock and preferred stock were converted into a total of 2,000,000 shares of Common Stock and 546,756 shares of Series 4 Preferred Stock. Each share of Series 4 Preferred Stock will automatically convert into 40 shares of Common Stock upon the approval by the requisite vote of the Company’s stockholders of (a) an amendment to the Company’s Articles of Incorporation to increase the total number of authorized shares of Common Stock to a sufficient number to permit such conversion and (b) such conversion of the Series 4 Preferred Stock pursuant to the applicable provisions of the NASDAQ listing rules.

Prior to the execution of the Amended Aspen Park Merger Agreement, the Company’s Board of Directors reviewed the revised structure contemplated by the Amended Aspen Park Merger Agreement and the consequences of abandoning the proposed acquisition of Aspen Park. In addition, Torreya delivered an opinion to the Company’s Board of Directors that, as of October 30, 2016 and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the revised merger consideration to be paid by the Company to the Aspen Park stockholders pursuant to the Amended Aspen Park Merger Agreement was fair from a financial point of view to the Company. At a meeting of the Company’s Board of Directors held by telephone on October 30, 2016, by a unanimous vote of the five directors voting, the Company’s Board of Directors determined that the Amended Aspen Park Merger Agreement and the transactions contemplated thereby, including the acquisition of Aspen Park by the Company, were advisable, fair to and in the best interests of the Company’s stockholders, and approved the Amended Aspen Park Merger Agreement and the transaction contemplated thereby.

The revised merger consideration pursuant to the Amended Aspen Park Merger Agreement consisted only of existing authorized and currently available shares of the Company’s common stock and preferred stock and, accordingly, the consummation of the merger transaction under the Amended Aspen Park Merger Agreement did not require approval of the Company’s stockholders. However, as contemplated by the Proxy Statement, approval of the Company’s stockholders is required for the conversion of the Series 4 Preferred Stock into Common Stock.

The proposals to be voted upon by stockholders at the Special Meeting include the Share Increase Proposal and the Share Issuance Proposal which, if approved by the required vote, would result in the automatic conversion of each share of Series 4 Preferred Stock into 40 shares of Common Stock. The 2,000,000 shares of Common Stock and 546,756 shares of Series 4 Preferred Stock issued pursuant to the Amended Aspen Park Merger Agreement are entitled to vote on the proposals to be voted upon at the Special Meeting, except that these shares are excluded for purposes of the vote on the Share Issuance Proposal.

Litigation Relating to the Amended Aspen Park Merger Agreement

As previously disclosed in the Company’s periodic reports filed with the SEC, in connection with the completion of the merger transaction pursuant to the Amended Aspen Park Merger Agreement, two purported derivative and class action lawsuits were filed against the Company in the Circuit Court of Cook County, Illinois, which were captioned Glotzer v. The Female Health Company, et al., Case No. 2016-CH-13815, and Schartz v. Parrish, et al., Case No. 2016-CH-14488. On January 9, 2017 these two lawsuits were consolidated. On March 31, 2017, the plaintiffs filed a consolidated complaint. The consolidated complaint names as defendants the Company, the members of the Company’s board of directors prior to the closing of the Aspen Park Merger and the members of the Company’s board of directors after the closing of the Aspen Park Merger. The consolidated complaint alleges, among other things, that the Company’s directors breached their fiduciary duties, or aided and abetted such breaches, by consummating the Aspen Park Merger in violation of the Wisconsin Business Corporation Law and NASDAQ voting requirements and by causing the Company to issue the shares of its Common Stock and Series 4 Preferred Stock to the former stockholders of Aspen Park pursuant to the Aspen Park Merger in order to evade the voting requirements of the Wisconsin Business Corporation Law. The consolidated complaint also alleges that Mitchell S. Steiner, a director and the President and Chief Executive Officer of the Company and a co-founder of Aspen Park, and Harry Fisch, a director of the Company and a co-founder of Aspen Park, were unjustly enriched in receiving shares of Common Stock and Series 4 Preferred Stock in the Aspen Park Merger. Based on these allegations, the consolidated complaint seeks equitable relief, including rescission of the Aspen Park Merger, money damages, disgorgement of the shares of Common Stock and Series 4 Preferred Stock issued to Dr. Steiner and Dr. Fisch, and costs and expenses of the litigation, including attorneys’ fees. On May 5, 2017, the defendants filed a motion to dismiss the consolidated complaint. On June 29, 2017, the plaintiffs filed a motion for a temporary restraining order to enjoin the Company from holding a stockholder vote on the proposals set forth in the Proxy Statement, and a hearing to consider the plaintiffs’ motion has been scheduled for July 24, 2017. The Company believes that this action is without merit and is vigorously defending itself.

Additional Information and Where to Find It

On June 21, 2017, the Company filed the Proxy Statement and definitive form of proxy card with the SEC in connection with its solicitation of proxies from the Company’s stockholders relating to the Special Meeting. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Stockholders can obtain copies of the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge on the Investors section of our corporate website at www.veruhealthcare.com/investors or by writing to the Company’s Corporate Secretary at The Female Health Company, 4400 Biscayne Blvd., Suite 888, Miami, Florida 33137-3212.

4